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                                                                       EXHIBIT 1

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                                 March 30, 2001
                     (Adjourned, in part, to April 19, 2001)

The Annual Meeting of Stockholders (the "Meeting") of Prospect Street High Income Portfolio Inc. (the "Fund") was held on Friday, March 30, 2001, and adjourned in part to April 19, 2001.

The Meeting called for formal action on the following proposals: (i) to elect one Class I Director ("Proposal 1"); (ii)(a) to change one of the Fund's fundamental investment restrictions to enable the Fund to invest in senior secured floating rate loans ("Proposal 2A"); (ii)(b) to eliminate the Fund's fundamental investment restriction which prohibits the Fund from investing in securities of any issuer if officers and directors of the Fund's investment adviser who beneficially own more than 0.50% of the securities of that issuer together own more than 5% of such issuer ("Proposal 2B"); (iii) to amend the Fund's Articles of Incorporation to provide for a "supermajority" vote of the Board of Directors and stockholders in order to change certain key aspects of the Fund ("Proposal 3"); and (iv) to ratify the selection of Ernst & Young LLP as the Fund's independent public accountants for the current fiscal year ending October 31, 2001 ("Proposal 4").

Stockholder votes were cast at the Meeting as follows:

PROPOSAL 1 - ELECTION OF CLASS I DIRECTOR

                                 SHARES VOTED           SHARES VOTED
NAME                                  FOR               TO WITHHOLD
----                             ------------           -----------

James D. Dondero                23,668,338.9795         622,144.6907

PROPOSAL 2A - CHANGE ONE OF THE FUND'S FUNDAMENTAL INVESTMENT RESTRICTIONS

 SHARES                          SHARES VOTED              SHARES
VOTED FOR                           AGAINST               ABSTAINED
---------                        ------------             ---------

12,434,748.8326                 1,065,298.2981          503,358.5395

PROPOSAL 2B - ELIMINATE ONE OF THE FUND'S FUNDAMENTAL INVESTMENT RESTRICTIONS

 SHARES                          SHARES VOTED              SHARES
VOTED FOR                           AGAINST               ABSTAINED
---------                        ------------             ---------

12,035,372.6511                 1,423,086.3139          544,949.7052

PROPOSAL 3 - AMENDMENT TO THE FUND'S ARTICLES OF INCORPORATION

         SHARES              SHARES VOTED           SHARES
       VOTED FOR               AGAINST             ABSTAINED
       ---------             ------------          ---------

       13,759,705             1,434,291             659,688

PROPOSAL 4 - RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE FUND'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2001

         SHARES              SHARES VOTED           SHARES
       VOTED FOR               AGAINST             ABSTAINED
       ---------             ------------          ---------

    23,796,661.0582          309,603.0838        184,218.5282

In addition to James D. Dondero, John William Honis, Timothy K. Hui, Scott F. Kavanaugh and James F. Leary are Directors of the Fund.